Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Stacey Jurchison

PharmAthene, Inc.

Phone: (410) 269-2610

Stacey.Jurchison@PharmAthene.com

Delaware Court of Chancery Issues Order Specifying Amount Of Lump Sum Expectation Damages Payable To PharmAthene; Total Award When Finalized, Including Pre-Judgment Interest, Attorneys' And Expert Witness Fees, Estimated To Be In Excess Of $190 Million

ANNAPOLIS, Md., Jan. 7, 2015 /PRNewswire/ -- PharmAthene, Inc. (NYSE MKT: PIP) announced today that the Delaware Court of Chancery has issued a letter Opinion and Order directing PharmAthene to submit a Revised Proposed Judgment that reflects a lump sum award of approximately $113 million in contract expectation damages, plus pre-judgment interest on that amount from 2006 through the date of the letter Opinion and Order, for the value of PharmAthene's lost profits for SIGA's smallpox antiviral, Tecovirimat.  The total award when finalized, including interest and reimbursement of a portion of PharmAthene's attorneys' and expert witness fees, is estimated to be in excess of $190 million.

The amount of the award remains subject to further calculation and final approval by the Delaware Court of Chancery, which determination, along with the decision itself, will remain subject to appeal by SIGA to the Delaware Supreme Court.  Because SIGA has filed for protection under the Federal bankruptcy laws, PharmAthene is automatically stayed from taking any enforcement action in the Delaware Court of Chancery. Our ability to collect a money judgment from SIGA remains subject to further proceedings in the Bankruptcy Court.

A copy of the Court's opinions in the case, including the present order, are available on the Company's website at www.pharmathene.com under the "Investor Relations" tab.

About PharmAthene

PharmAthene is a biodefense company engaged in the development and commercialization of next generation medical countermeasures against biological and chemical threats.

PharmAthene's current biodefense portfolio includes the following product candidates:

•	SparVax® - a next generation recombinant protective antigen (rPA) anthrax vaccine (liquid and lyophilized formulations)

•	rBChE bioscavenger - a medical countermeasure for nerve agent poisoning by organophosphorous compounds, including nerve gases and pesticides

•	Valortim® - a fully human monoclonal antibody for the prevention and treatment of anthrax infection

1

In August 2014, the Delaware Court of Chancery issued a Memorandum Opinion and Order and awarded to PharmAthene lump sum expectation damages for the value of PharmAthene's lost profits for SIGA Technologies, Inc.'s smallpox antiviral, Tecovirimat, also known as ST-246® (formerly referred to as "Arestvyr™" and referred to by SIGA in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 as "Tecovirimat"). In addition, the Court of Chancery ordered SIGA to pay pre-judgment interest and varying percentages of PharmAthene's reasonable attorneys' and expert witness fees.  A judgment, specifying the final damages amount and fees payable to PharmAthene will be issued by the Court of Chancery following the submissions described above and will remain subject to appeal.

Forward-Looking Statement Disclaimer

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words "potential"; "believe"; "anticipate"; "intend"; "plan"; "expect"; "estimate"; "could"; "may"; "should"; "will"; "project"; "potential"; or similar statements are forward-looking statements. PharmAthene disclaims any intent or obligation to update these forward-looking statements other than as required by law. Risks and uncertainties include risks associated with our interest in Tecovirimat, also known as ST-246® (formerly referred to as "Arestvyr™" and referred to by SIGA in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 as "Tecovirimat"); risks associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of any product candidates; funding delays and/or reductions or elimination of U.S. government funding and/or non-renewal of expiring funding for one or more of the Company's development programs, such as BARDA's recent decision to de-scope the current SparVax® anthrax vaccine contract through a partial termination for convenience, or a decision by NIAID not to exercise its options under our September 2014 contract after we receive funding of approximately $5.2 million over the base period; risks associated with our common stock, risks associated with the GE Loan Agreement, risks associated with our net operating loss carryforwards, or NOLs, risks associated with the award of government contracts to our competitors or delays caused by third parties challenging government contract awards to us; risks associated with unforeseen safety and efficacy issues; risks associated with challenges related to the development, technology transfer, scale-up, and/or process validation of manufacturing processes for our product candidates; risks associated with unexpected determinations that these product candidates prove not to be effective and/or capable of being marketed as products; risks associated with accomplishing any future strategic acquisitions or business combinations; and other risks detailed from time to time in PharmAthene's Forms 10-K and 10-Q under the caption "Risk Factors" and in its other reports filed with the U.S. Securities and Exchange Commission. Further, at this point, future government funding to support the development of Valortim®, rBChE and SparVax® is unlikely.  Even if we received such funding, significant additional non-clinical animal studies, human clinical trials, and manufacturing development work remain to be completed for all of our product candidates. In its August 2014 decision, the Delaware Court of Chancery awarded to PharmAthene lump sum expectation damages for the value of PharmAthene's lost profits for Tecovirimat.  Although the January 7, 2015 letter Opinion and Order provides further guidance, the final amount of the award, and in particular the calculation of interest, remains subject to further calculation and approval by the Delaware Court of Chancery and there may be further proceedings before the final amount is approved by the Delaware Court of Chancery, which determination, along with the decision itself, will remain subject to appeal by SIGA to the Delaware Supreme Court.  As a result, the decision could be reversed, remanded or otherwise changed. There can be no assurances if and when PharmAthene will receive any payments from SIGA as a result of the decision.  SIGA has stated publicly that it does not currently have cash sufficient to satisfy the potential award. Furthermore, because SIGA has filed for protection under the federal bankruptcy laws, PharmAthene is automatically stayed from taking any enforcement action in theDelaware Court of Chancery. By agreement of the parties, and with the approval of the Bankruptcy Court, the automatic stay has been lifted for the sole purpose of allowing the Delaware Court of Chancery to enter a money judgment and to allow the parties to exercise their appellate rights. Our ability to collect a money judgment from SIGA remains subject to further proceedings in the Bankruptcy Court.

Copies of PharmAthene's public disclosure filings are available from its investor relations department and our website under the investor relations tab at www.PharmAthene.com.

2